EXHIBIT 99.1

Robert J. Richardson Joins Adept Technology Board of Directors

PLEASANTON, Calif., Aug. 2, 2011 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent robots and autonomous mobile solutions and services, today announced the election of Robert J. Richardson to the Board of Directors. This addition to the Board brings the total number of directors to five.

Mr. Richardson brings over 35 years of experience in growing technology companies, which includes his roles as Chairman, President, and Chief Executive Officer of Unitrode Corporation, a major designer and supplier of power management components. Under his leadership the highly profitable company was acquired by Texas Instruments in 2000. Mr. Richardson also served on the board of Applied Signals Technology Inc., a supplier of signal processing systems and equipment to the US Government, from February 2003 until it was acquired by Raytheon Company in January of 2011. For the past 14 years, Mr. Richardson has been a board member of a number of large public and private companies and institutions as well as a consultant to venture capital and emerging technology companies.

"We are pleased that Robert has joined the Board of Adept," said Mike Kelly, Chairman of the Board of Adept Technology. "His extensive experience as a CEO with high-technology growth companies and boards over a very successful career will bring new insights and experience to Adept as the company focuses on the execution of its growth strategy."

Commenting on his appointment, Mr. Richardson said, "I am honored to be a part of the Adept board and believe my extensive background and experience will complement that of the existing board members as the Company pursues its strategy to exploit its core robotics businesses and its recently acquired mobile and packaging technologies to become a leader in emerging high growth markets for intelligent and autonomous robots."

About Adept Technology, Inc.

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics, and Solar; as well as to traditional industrial markets including machine tool automation and automotive components.

More information is available at www.adept.com.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

CONTACT: Press and Industry Analysts:
         Lauren Bucher
         Marketing
         925.245.3400 (voice)
         925.960.0452 (fax)
         lauren.bucher@adept.com

         Financial Analysts:
         Lisa Cummins
         Chief Financial Officer
         925.245.3413 (voice)
         925.245.3510 (fax)
         investor.relations@adept.com